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On October 18, 2011, the following information was posted on the Microsoft on the Issues blog, http://blogs.technet.com/b/Microsoft_on_the_issues/.

Corporate Governance at Microsoft: A Look Back and a Look Ahead

Posted by John Seethoff

Vice President and Deputy General Counsel

With the approach of Microsoft’s annual shareholders meeting on November 15th, I am excited to take a look back at some of the recent results of Microsoft’s ongoing commitment to promote the long-term interests of our shareholders, as well as to maintain internal checks and balances, strengthen management accountability, and foster responsible decision making.

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Corporate Citizenship: In March, Microsoft was one of a select few companies named to the Ethisphere Institute’s 2011 List of the World’s Most Ethical Companies. On October 3, we released our annual Citizenship Report describing the many activities Microsoft has been pursuing under the dual themes of “Serving Communities” and “Working Responsibly.”

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Say-On-Pay at Microsoft: Back in 2009, I blogged about the Microsoft Board of Director’s decision to implement a “say-on-pay” policy. At that time, the Board of Directors determined that a triennial vote would be preferable based on a number of reasons I outlined in the blog. In our first say-on-pay vote, shareholders overwhelmingly supported Microsoft’s executive pay practices. At this year’s shareholders meeting, we will hold Microsoft’s second ever say-on-pay vote in addition to a say-on-frequency vote. We continue to believe there are valid arguments for a variety of vote frequencies depending on a company’s specific circumstances. Nevertheless, considering input we have received in our shareholder outreach and the preference evident from voting results at other large companies, we recommend shareholders vote to hold the say-on-pay vote every year.

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Director Video Series: In 2009, Microsoft began posting video interviews with members of its Board of Directors to provide deeper insights into our directors’ backgrounds and perspectives on board service. In July, we posted our most recent interview, with Charles H. Noski, a Microsoft board member since 2003 and currently Vice Chairman at Bank of America Corporation.

I am excited that Microsoft Board members Dina Dublon, Reed Hastings and I have been selected to the Directorship 100 by the National Association of Corporate Directors (NACD), which honors individuals who are committed to the highest standards and best practices in corporate governance, as well as helping to promote NACD’s initiatives to further boardroom diversity.

In June, I was elected as Chairman of the Society of Corporate Secretaries and Governance Professionals for the 2011-2012 term. During my chairmanship, I hope to work with other corporate governance leaders to develop new approaches to continue advancing governance practices that build long term value for companies, their shareholders and other stakeholders.

As we prepare for the annual meeting, I encourage all shareholders to review Microsoft’s Annual Report, proxy statement and a letter from our Governance and Nominating Committee with an overview of our citizenship and governance efforts from the past year. I look forward to meeting with our shareholders again in November as we continue our work to implement forward-thinking corporate governance practices and to develop new policies that further promote the interests of our shareholders.

I invite you to leave a comment on this blog below. For additional information about corporate governance at Microsoft, please click here.